EXHIBIT 99.18

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST TO ACQUIRE SPRINGHILL SUITES AT
BWI AIRPORT FOR $15.86 MILLION

Transaction Highlights:

-	Acquired at a 10.3x trailing twelve month EBITDA multiple

-	Direct hotel portfolio to increase to 19 assets totaling 3,104 rooms

-	Capital committed or invested since IPO reaches a total of $377 million

DALLAS — (March 24, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has signed a definitive agreement to acquire the 133-suite Springhill Suites at Baltimore Washington International Airport from The Buccini/Pollin Group for total consideration of $15,860,000. The purchase price equates to a 10.3x trailing twelve month EBITDA multiple. The acquisition is expected to close in April 2004.

The purchase price includes approximately $9,060,000 in cash and approximately $6,800,000 in non-recourse debt that bears interest at 350 basis points over the 30-day yield on Commercial Paper based upon a 20-year amortization schedule. The loan matures in April 2011, can be prepaid subject to declining premiums and provides a one-time option to borrow additional funds subject to certain conditions.

Opened in March 2001, the Springhill Suites-BWI Airport is located in a business park within one mile of the airport. The hotel contains 1,100 square feet of meeting space and features an indoor swimming pool and spa along with an exercise facility. The asset will continue to be managed by PM Hospitality Strategies, an affiliate of The Buccini/Pollin Group, under a new three-year agreement tied to annual net operating income (NOI) growth targets.

Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “The acquisition of Springhill Suites-BWI Airport demonstrates the capabilities and benefits of our diversified investment strategy. This investment provides a stable initial return with NOI growth tied to property management, complementing other limited service hotels we have acquired and continuing to diversify our portfolio by brand, market and segment. Its operating performance has improved each year since opening, and the hotel enjoys a competitive location at one of the region’s most active airports. The opportunity to assume low-cost debt and the lack of brand-mandated capital expenditures were other important factors in our decision.

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14180 Dallas Parkway, 9th Floor, Dallas, TX 75254	Phone: (972)490-9600

AHT to Acquire Springhill Suites-BWI Airport

March 24, 2004

“Having originated a $15 million mezzanine loan to The Buccini/Pollin Group and their joint venture partner earlier this week on the new Embassy Suites at Boston Logan Airport, we were able to meet their capital needs with respect to another all-suites airport asset. We believe we are the only capital provider to the hospitality industry that is offering such a range of options to hotel owners and developers.”

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the transaction will close in April 2004, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-11, as amended (File Number 333-105277), and from time to time, in Ashford’s other filings with the Securities and Exchange Commission. EBITDA is defined as Net Income before interest, taxes, depreciation and amortization.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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